CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                TOM PRICE, JR.,VICE PRESIDENT-
JUNE 27, 1997                                 CORPORATE DEVELOPMENT
                                            (405)848-8000, EXT. 257


                    CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                     REFOCUSED LOUISIANA DRILLING PROGRAM
                         AND EXPECTED ASSET WRITEDOWN

OKLAHOMA CITY, OKLAHOMA, JUNE 27, 1997 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that as a result of recent disappointing drilling results in the areas of Louisiana outside of Masters Creek, it has refocused its Louisiana Austin Chalk Trend drilling program into the Masters Creek area. Due to the significant leasehold and drilling costs associated with its investments outside of Masters Creek, the company expects to incur a full-cost ceiling writedown of approximately $150-200 million (pre-tax) as of June 30, 1997.

Because of Chesapeake's disappointing results outside of Masters Creek, the company's Louisiana rig count is expected to remain at 8-12 rather than increasing to the previously planned 15-20 rigs. The company estimates that 75-80% of these rigs will work in developing the company's approximate inventory of 200 drillsites in Masters Creek. The other rigs in Louisiana will work in developing more limited areas in South Brookeland, St. Landry, Baton Rouge and Livingston where the company believes drilling success can be achieved. An operations update and conference call will be scheduled in July.

As a consequence of Chesapeake's refocused Louisiana drilling program, the company's capital expenditure budgets for fiscal years 1998 and 1999 have been reduced to approximately $275-300 million per year from previously forecasted amounts of $400-425 million per year. This lower level of capital expenditures will lead to reduced production growth in fiscal years 1998 and 1999 from previous estimates. Chesapeake's current estimates for its production are 21.5-22 Bcfe for the fourth quarter of fiscal 1997, approximately 80 Bcfe for fiscal 1997, approximately 95-100 Bcfe for fiscal 1998, and approximately 115-120 Bcfe for fiscal 1999. Analysts' estimates of cash flow from operations and earnings for fiscal 1998 and 1999 will need to be reduced accordingly.

Aubrey K. McClendon, the company's Chief Executive Officer, stated: "We believe the refocusing of our Louisiana drilling program, the anticipated asset writedown, and the reduction of fiscal 1998 and 1999 production estimates should set the stage for initiating the recovery of shareholder value at Chesapeake. We believe the company is now operationally repositioned to execute its business strategy of growth through the drillbit on a more consistent basis than was achieved in fiscal 1997. Chesapeake is currently active in five major drilling programs in Louisiana, Texas, Oklahoma, New Mexico and North Dakota/Montana. In these projects, we have a backlog of more than 1,000 undrilled locations on our two million acre undeveloped acreage inventory. We also have cash and investments of approximately $250 million that should fund our anticipated drilling program through at least fiscal 1999. Additionally, as evidence of our confidence in the future of our Louisiana drilling activities, a common stock repurchase program is under consideration. We apologize to our shareholders for the difficult period we have experienced and look forward to regaining your confidence through better drilling results in fiscal 1998."

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City which specializes in utilizing advanced seismic, drilling and completion technologies to develop new reserves of oil and natural gas. The company's operations are focused on exploratory and developmental drilling in major onshore producing areas of the United States.

                               ####

THE INFORMATION IN THIS RELEASE INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT IN THE FUTURE MAY PROVE NOT TO HAVE BEEN ACCURATE. THOSE STATEMENTS, AND CHESAPEAKE ENERGY CORPORATION'S BUSINESS AND PROSPECTS, ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING PRODUCTION VARIANCES FROM EXPECTATION, VOLATILITY OF OIL AND GAS PRICES, THE NEED TO DEVELOP AND REPLACE ITS RESERVES, THE SUBSTANTIAL CAPITAL EXPENDITURES REQUIRED TO FUND ITS OPERATIONS, ENVIRONMENTAL RISKS, DRILLING AND OPERATING RISKS, RISKS RELATED TO EXPLORATORY AND DEVELOPMENTAL DRILLING, UNCERTAINTIES ABOUT ESTIMATES OF RESERVES, COMPETITION, GOVERNMENT REGULATION, AND THE ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY. THESE AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S REPORTS THAT ARE AVAILABLE FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.